Exhibit 99.7

Talking Points for Discussions with Clients and Broker Partners

•	Aspen has announced that it has entered into an agreement to be acquired by affiliates of certain investment funds managed by affiliates of Apollo Global Management, LLC.

•	We expect the transaction to be completed in the first half of 2019, subject to approval by our shareholders and regulators, and other closing conditions.

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Upon completion of the transaction, Aspen will become a privately held portfolio company of Apollo investment funds. Apollo has a successful track record of executing investments in the insurance and reinsurance industries.

•	This transaction is very positive for all of our stakeholders, including our valued customers and broker partners.

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Not only does the transaction end months of disruptive media speculation about our future path but, more important, it will provide us with additional scale and support as we move forward with our strategy.

•	In our discussions, Apollo has indicated support for our overall strategy, with the intention to help enhance our underwriting profitability.

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Equally as important, Apollo understands Aspen’s strengths, business culture and customer-centric philosophy, as well as the potential inherent in our franchise. Apollo has also expressed a willingness to providing access to their resources and expertise in financial services.

•	Aspen’s success has been, and will continue to be, reflected in our deep-rooted philosophy that places our customers and business partners at the heart of everything we do.

•	Our priority is to ensure that we have the best platform, products and services to meet your ongoing needs.

•	This announcement is just the first step in completing the acquisition of Aspen by Apollo investment funds and we will keep you informed as we move forward with this transaction.

•	Thank you for your continued support of Aspen and we look forward to continuing to serve you.

Additional Important Information About the Proposed Merger and Where to Find It:

This communication relates to a proposed merger between Aspen and an affiliate of investment funds affiliated with Apollo that will be the subject of a proxy statement that Aspen intends to file with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that Aspen may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO ASPEN’S SHAREHOLDERS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by Aspen with the SEC by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th floor, New York, New York 10022, United States of America, emailing mark.p.jones@aspen.co or visiting Aspen’s website at www.aspen.co.

Participants in the Solicitation:

Aspen and its directors, executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Aspen’s directors and executive officers is available in Aspen’s proxy statement filed with the SEC on March 19, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements:

This communication and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including but not limited to the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; required governmental approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; Aspen’s shareholders may fail to approve the merger; Aspen may fail to satisfy other conditions required for the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed merger; Aspen may be unable to retain key personnel; the amount of the costs, fees, expenses and other charges related to the proposed merger; and other factors affecting future results disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated herein by reference.